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                                                                Exhibit 2l.1



                     [Willkie Farr & Gallagher letterhead]



June 12, 2001



Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Medallion Financial Corp., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, relating to an offering by the Company of up to 4,140,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and issued, and are fully paid and non-assessable.
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June 12, 2001
Page 2


This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus.

Very truly yours,


/s/ Willkie Farr & Gallagher